Exhibit 10.34

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), is made and entered into as of  May 16, 2011 by and between LATTICE GOVERNMENT SERVICES, INC., a Virginia corporation (the “COMPANY”), and RALPH ALEXANDER (the “Executive”).

W I T N E S S E T H:

WHEREAS, effective upon the closing of the transaction (the “Transaction”) contemplated by that certain Contribution and Exchange Agreement dated May 16, 2011 (the “Contribution and Exchange Agreement”), the Company’s parent will acquire 100% of the equity in Cummings Creek Capital, Inc., the sole shareholder of  CLR Group, Inc. (“CLR Group”);

WHEREAS, the operations of the Company are complex and require direction and leadership in a variety of areas;

WHEREAS, the Executive has unique experience and expertise with the business to be conducted by the Company; and

WHEREAS, the Executive and the Company wish to ensure that the Company will have the exclusive benefit of the Executive’s knowledge and experience concerning the business and affairs of the Company and the industry in which the Company will engage generally, and each wish to ensure that the Company will have the exclusive benefit of the Executive’s services and experience for a period of time.

NOW, THEREFORE, effective upon the closing of the Transaction, the Company and the Executive hereby agree as follows:

1.           Employment.  The Company hereby offers and the Executive hereby accepts employment subject to the terms and conditions set forth in this Agreement, which employment shall commence upon the closing of the Transaction (the “Effective Date”).

1.1.       Term.  Subject to Section 2 below, the term of the Executive’s employment under this Agreement shall continue from the Effective Date for a period of three (3) years unless terminated in accordance with the terms and conditions of this Agreement (the “Initial Employment Term”).  The Initial Employment Term shall thereafter be renewed and extended for additional one (1) year periods unless the Company provides written notice to the Executive at least sixty (60) days prior to the expiration of the Initial Employment Term, or any one (1) year renewal term thereof, or is otherwise terminated in accordance with the terms and conditions of this Agreement.  The Initial Employment Term, together with any and all one (1) year renewal terms, are referred to collectively herein as the “Employment Term.”

1.2.        Capacity, Duties and Performance.  The Executive shall serve as the Chief Executive Officer (“CEO”) of the Company for the duration of the Employment Term, and in such capacity shall report directly to the Company’s Board of Directors.  The Executive shall be employed by the Company on a full-time basis and shall perform such duties and responsibilities consistent with the Executive’s service as CEO and responsibilities on behalf of the Company including (i) such duties and responsibilities as are normally associated with and inherent in the executive capacity of a chief executive officer, and (ii) such duties and responsibilities as may be designated from time to time by the Company’s Board of Directors.  The Executive understands that the performance of his duties and responsibilities as CEO will require travel from time to time.  During his employment hereunder, the Executive shall devote his full business time and his best efforts, business judgment, skill and knowledge to the advancement of the Company’s interests and to the discharge of his duties and responsibilities hereunder.  The Executive agrees and acknowledges that he owes to the Company a fiduciary duty of loyalty, fidelity and allegiance to act at all times in a manner that is in the best interests of the Company.  The Executive shall not engage in any other business activity during the term of this Agreement, except as may be approved in advance by the Company’s Board of Directors.  Notwithstanding the foregoing, this paragraph will not be construed so as to prevent the Executive from investing or managing his assets and those of his family, provided that such investing or managing will not require any substantial services on the part of the Executive and will not require Executive to be involved in the operation of the affairs of the companies or businesses in which such investments are made.    For so long as the Executive is an officer or Director of the Company, its parent, its subsidiaries or any of its affiliates (collectively, the “Company Group”), the Company will: (a) provide to the Executive indemnification and advancement of expenses to the fullest-extent allowable by applicable law, (b) cause the Executive to be named as a covered party under the Company’s Directors’ and Officers’ liability insurance, (c) maintain the Company’s Directors’ and Officers’ liability insurance in effect at the levels in existence as of the Effective Date, and (d) provide evidence of the foregoing to the Executive upon reasonable notice.

 1.3        Place of Performance.  The Executive shall be primarily based in the Company’s Herndon, Virginia office, or such other offices or offices as the Company may establish from time to time within no more than fifty (50) miles from Herndon, Virginia.

1.4.        Annual Salary and Other Compensation.  As compensation for all services performed by the Executive under this Agreement and subject to Section 2 hereof, the Company agrees to compensate the Executive as follows:

(a)         Annual Salary.  During the Employment Term, the Company shall pay the Executive a salary at the rate of Two Hundred and Ten Thousand Dollars ($210,000) per annum (the “Annual Salary”).  Except as otherwise described herein, the Annual Salary shall be payable in accordance with the applicable payroll and other compensation policies and plans of the Company as are in effect from time to time during the Employment Term, less such deductions as shall be required to be withheld by applicable law and federal, state or local regulations.    Increases in Annual Salary, if any, will not serve to limit or reduce any other obligation to the Executive hereunder.

(b)         Conditional Additional Annual Compensation.  The Executive shall also be eligible, during the Employment Term, to receive additional incentive pay (the “Conditional Additional Annual Compensation”).  In the event that the Employment Term begins in the mist of a fiscal year, any Conditional Additional Annual Compensation, in such fiscal year, shall be pro rated accordingly.   Subject to the previous sentence, the Conditional Additional Annual Compensation shall be an amount, if any, paid to the Executive conditioned expressly upon the following:

(1)           Only in the event that the Company’s annual revenue exceeds mutually-agreed (between the Company and the Executive) upon target revenue in a given year as determined by the Company’s auditors and as certified by the Company’s Chief Financial Officer, the Executive shall receive additional annual compensation in the amount of thirty thousand dollars ($30,000.00).  In such event, this first component of Conditional Additional Annual Compensation will be paid no later than sixty (60) days from the delivery of the audit for the prior year, but not later than May 15 of each year.

(2)           Only in the event that the Company’s annual EBITDA exceeds its mutually-agreed (between the Company and the Executive) upon target EBITDA in a given year as determined by the Company’s auditors and as certified by the Company’s Chief Financial Officer, the Executive shall receive additional annual compensation in the amount of thirty thousand dollars ($30,000.00), in addition to the first component of Conditional Additional Annual Compensation.  In such event, this second component of Conditional Additional Annual Compensation will be paid no later than sixty (60) days from the delivery of the audit for the prior year, but not later than May 15 of each year.

(3)           Any Conditional Additional Annual Compensation for which Executive may be eligible to be paid under this Subsection 1.4(b) shall be payable in full to the Executive only if he remains employed with the Company for the entirety of the given year of such eligibility, provided however, that if Executive’s employment with the Company is terminated in such a given year pursuant to Section 2.2 (Termination Upon Disability), Section 2.4 (Termination Without Cause), Section 2.6 (Termination Upon a Change in Control) or Section 2.7 (Termination By Executive for Good Reason),  Executive shall be entitled to a pro rata share of any such eligible Conditional Additional Annual Compensation determined by the length of time that he was employed in such given year.

(c)          Discretionary Annual Performance Bonus.  Only in the event that the Company’s EBITDA exceeds its mutually-agreed (between the Company and the Executive) upon target EBITDA by more than 10% in a given year as determined by the Company’s auditors and as certified by the Company’s Chief Financial Officer, the Executive shall also be eligible, during the Employment Term, to receive a Discretionary Annual Performance Bonus (the “Discretionary Annual Performance Bonus”) which shall be an amount, if any, determined in the sole discretion of the Company’s Board of Directors.  Any Discretionary Annual Performance Bonus paid under this Agreement shall be paid to the Executive only if he remains employed with the Company on the date that the Discretionary Annual Performance Bonus is paid.  The Discretionary Annual Performance Bonus, if any, will be paid no later than sixty (60) days from the delivery of the audit for the prior year, but not later than May 15 of each year.

1.5.        Benefits.

(a)         Participation in Benefit Plans.  The Executive shall be entitled to participate in any and all employee benefit plans, medical insurance plans, life insurance plans, disability income plans, retirement plans, and other benefit plans from time to time in effect for employees of the Company generally (collectively, the “Benefit Plans”), except to the extent such Benefit Plans are duplicative of benefits otherwise provided to the Executive under this Agreement.  Whenever this Agreement states that the Executive shall be entitled to participate in any Benefit Plan, then such participation shall be subject to (i) the terms of the applicable plan documents, (ii) generally applicable Company policies and (iii) the discretion of the Company’s Board of Directors or any administrative or other committee provided for in or contemplated by such plan.

(b)         Business Expenses.  The Company shall pay or reimburse the Executive for all reasonable business expenses in accordance with expense reimbursement plans from time to time in effect for employees of the Company generally.

(c)          Vacation.  During the Employment Term, the Executive shall be entitled to accrue vacation time at a rate of five (5) weeks per annum, to be taken at such times and intervals as shall be determined by the Executive in his reasonable discretion.  Vacation shall otherwise be subject to the policies of the Company as may be in effect from time to time.

2.           Termination of Employment and Severance Benefits.  Notwithstanding the provisions of Section 1, the Executive’s employment hereunder shall terminate under any of the following circumstances, in which case compensation will be governed solely by the terms of this Section 2:

2.1.        Termination Upon Death.

(a)          In the event of the Executive’s death during his employment under this Agreement, the Employment Term shall immediately and automatically terminate.

(b)         Final Payment.  In the event of the Executive’s death, the Company’s obligations to the Executive’s estate shall be limited to the payment of any unpaid Annual Salary and other benefits, if any, accrued up to the date of the Executive’s death, any unpaid business expenses (provided that required documentation is submitted to the Company within sixty (60) days) and any earned but unpaid bonus, provided, however, if any benefits are governed by the provisions of any written Benefit Plan or policy of the Company, any written agreement contemplated thereunder or any other separate written agreement entered into between the Executive and the Company, the terms and conditions of such plan, policy or agreement shall control in the event of any discrepancy or conflict with the provisions of this Agreement regarding such Benefit Plans upon the death of the Executive.

2.2.        Termination Upon Disability.

(a)           Termination.  If during the Employment Term the Executive becomes physically or mentally disabled, whether totally or partially, as evidenced by the written statement of a competent physician licensed to practice medicine in the United States, such that the Executive is unable to substantially perform his services hereunder without any reasonable accommodation for 120 days during any period of 365 consecutive days, the Company may at any time thereafter, by written notice to the Executive, immediately terminate the employment of Executive (a “Termination Upon Disability”).

(b)         Temporary Replacement.  The Company’s Board of Directors may designate another employee to act in Executive’s place during any period when he is unable to substantially render his services hereunder during the Employment Term.  Notwithstanding any such designation, the Executive shall continue to receive his Annual Salary and to participate in Benefit Plans in accordance with Sections 1.4(a) and 1.5(a) of this Agreement during the period of his disability.

(c)          Medical Examination.  If any question shall arise as to whether during any period the Executive is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform substantially all of his duties and responsibilities hereunder, the Executive may, and at the request of the Company (and at the Company’s expense) shall, submit to a medical examination by a physician licensed in the United States selected by the Company to whom the Executive or his guardian has no reasonable objection to determine whether the Executive is disabled, and such determination shall for the purposes of this Agreement be conclusive of the issue.  If such question shall arise and the Executive shall fail to submit to such medical examination, the Company’s determination of this question shall be binding on Executive.

(d)         Final Payment.  In the event of a Termination Upon Disability, the Company’s obligations to the Executive shall be limited to the payment of any unpaid Annual Salary and other benefits, if any, accrued up to the date of the Executive’s Termination Upon Disability, any unpaid business expenses (provided that required documentation is submitted to the Company within sixty (60) days), and a pro rata share of any Conditional Additional Annual Compensation to which Executive may be entitled under Section 1.4(b).

2.3.        Termination For Cause.

(a)         Termination.  The Company may immediately terminate the employment of Executive for Cause at any time upon written notice to the Executive (“Termination For Cause”).  As used in this Section 2.3(a) and elsewhere in this Agreement, the term “Cause” shall mean that (i) the Executive has willfully refused or failed to perform, has been grossly negligent or has demonstrated incompetence in the performance of, his duties and responsibilities under this Agreement causing material harm to the Company; (ii) the Executive has engaged in misconduct that involves a breach of a fiduciary obligation to the Company on the part of the Executive causing material harm to the Company; (iii) the Executive has committed fraud, embezzlement, theft or other act or omission relating to dishonesty, which act or omission relating to dishonesty is committed with respect to the Company or the Company Group; or (iv) the Executive is arrested, indicted, convicted of, or pleads nolo contendere to, any felony (including any felony that is thereafter reduced to a misdemeanor), or any misdemeanor (other than a traffic offense) directly involving  his employment with the Company.  Before terminating the Executive for Cause, the Company shall have given the Executive written notice of such reason for termination pursuant to a resolution of the Company’s Board of Directors finding that, in the Board’s view, the Executive has committed conduct described in this Section 2.3(a), which is delivered to the Executive, and, if such reason for termination is susceptible to cure, the Executive shall have failed to cure such reason for termination within ten (10) business days after the giving of such notice.

(b)         Upon the giving of written notice of termination of the Executive’s employment hereunder for Cause, the Company shall have no further obligation to the Executive other than for Annual Salary and other benefits, if any, accrued up to the effective date specified in the Company’s written notice of termination under Section 2.3(a) (which date shall not be earlier than the date such written notice is provided to the Executive).

2.4.        Termination Without Cause.

(a)          Termination.  At any time during the Employment Term, the Company may terminate the Employment Term without Cause upon written notice to the Executive (a “Termination Without Cause”).

(b)         Severance Benefits.  If during the Employment Term the Executive’s employment is terminated as a result of a Termination Without Cause, the Company shall pay the Executive his Annual Salary and other benefits, if any, accrued up to the effective date specified in the Company’s written notice of termination under Section 2.4(a) (which date shall not be earlier than the date on which such written notice is provided to the Executive).  In addition, the Company shall pay to the Executive his then existing Annual Salary for a period of 12 months from the effective date of the Termination Without Cause, which such additional Annual Salary shall be payable in accordance with the Company’s normal payroll practices.  In addition, in lieu of continued participation in the Company Benefit Plans, the Company shall pay to the Executive a one-time lump sum of $22,000.00, which amount shall be paid within thirty (30) days of the effective date of Executive’s Termination Without Cause.

2.5.        Voluntary Resignation.

(a)          Termination.  The Executive may terminate the Employment Term upon sixty (60) days written notice to the Company (a “Voluntary Resignation”) provided that the Company may, at its sole and absolute discretion, accelerate the effective date of the Voluntary Resignation after it has received such notice.

(b)         Final Payment.  In the event of a Voluntary Resignation, the Company’s obligations to the Executive shall be limited to the payment of any unpaid Annual Salary and other benefits, if any, accrued up to the effective date of the Executive’s Voluntary Resignation.

2.6.	Termination upon a Change in Control.

(a)          Termination.  In the event of a Change in Control (as such term is defined in this Section 2.6 (a)), the Company may terminate the Executive’s employment with the Company upon written notice to the Executive (“Change in Control Termination”).   For the purposes of this Section 2.6, “Change in Control” shall mean

(1)           Sales of all or substantially all of the assets of the Company in one or a series of related transactions, to an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity (a “Change in Control Person”) that is not a part of the Company Group;

(2)           A sale, including a merger, consolidation, reorganization or similar transaction by the Company or entity that is a part of the Company Group, resulting in more than 50% of the capital stock of the Company being held by a Change in Control Person or group that does not include the Company or an entity that is part of the Company Group; or

(3)	A merger or consolidation of the Company into another Change in Control Person that is not a part of the Company Group.

                (b)         Severance Benefits.  In the event of a Change in Control Termination, the Company shall pay the Executive his Annual Salary and other benefits, if any, accrued up to the effective date of said Change in Control Termination, and a pro rata share of any Conditional Additional Annual Compensation to which Executive may be entitled under Section 1.4(b) or (c).

2.7.        Termination By Executive for Good Reason.

               (a)          Termination.   The Executive may terminate his employment with the Company for good reason at any time upon written notice to the Company (“Termination For Good Reason”).  As used in this Section 2.7(a), the term “Good Reason” means any of the following circumstances, which occur without the Executive’s prior written consent thereto: (i) the failure of the Company to continue the Executive in the position of Chief Executive Officer of the Company; (ii) a material reduction, diminution or other material adverse change in the nature or scope of the Executive’s responsibilities, duties or authority; (iii) the relocation of the Executive’s primary office to a location more than fifty (50) miles from Herndon, Virginia; or (iv) the failure of the Company to provide the compensation and benefits in accordance with Sections 1.4(a), 1.4(b) and 1.5 hereof.  Before terminating his employment for Good Reason under this Subsection 2.7(a), Executive shall have given written notice to the Company stating that the Company has, in the Executive’s view, purportedly committed conduct described in this Subsection 2.7(a), which such notice shall be delivered to the Chairman of the Board of Directors, and if such reason for the termination for Good Reason is susceptible to cure, the Company shall have failed to cure such reason for termination for Good Reason within ten (10) business days after the giving of such notice

(b)         Severance Benefits.  If during the Employment Term the Executive’s employment is terminated as a result of a Termination For Good Reason, the Company shall pay the Executive his Annual Salary and other benefits, if any, accrued up to the effective date of Executive’s written notice of termination under Section 2.7(a) (which date shall not be earlier than the date on which such written notice is provided to the Executive).  In addition, the Company shall pay to the Executive his then existing Annual Salary for a period of twelve (12) months from the effective date of the Termination for Good Reason, which such additional Annual Salary shall be payable in accordance with the Company’s normal payroll practices.  In addition, in lieu of continued participation in the Company Benefit Plans, the Company shall pay to the Executive a one-time lump sum of $22,000.00, which amount shall be paid within thirty (30) days of the effective date of Executive’s Termination For Good Reason.

2.8.        Release of Employment Claims.  The Executive’s receipt of any severance benefits pursuant to this Section 2 is expressly conditioned upon his execution and non-revocation, in a form and manner reasonably satisfactory to the Company, of a release of any and all causes of action, rights or claims that the Executive has had in the past or might have at the time of employment termination which are in any way related to or arising out of or in connection with his employment by the Company and its termination or pursuant to any federal, state or local employment laws, regulations, executive orders or other requirements, including, without limitation, federal whistleblower laws, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act (excluding COBRA), the Vietnam Era Veterans Readjustment Assistance Act, the Fair Credit Reporting Act, the Age Discrimination in Employment Act, the Occupational Safety and Health Act of 1970, and the Sarbanes-Oxley Act of 2002.  For the avoidance of doubt, the release will not include a release of any claim related to the Transaction not governed by this Agreement, or to indemnity if permitted in connection with Executive’s service as an officer, director or other agent of a member of the Company Group.

3.           Effect of Termination.

3.1.        Entire Obligation.  Following termination under any provision of Section 2, payment of the specified amount, if any, set forth in Section 2 shall constitute the entire obligation of the Company to the Executive under this Agreement, and performance by the Company of its obligations under Section 2 shall constitute full settlement of any claim that the Executive might otherwise assert against the Company under this Agreement or any of those connected with it on account of such termination, except with respect to any covenants or obligations of the Company that survive expressly such termination pursuant to the terms of this Agreement.

3.2.        Survival of Agreement.  Provisions of this Agreement shall survive any termination if so provided herein or if necessary or desirable fully to accomplish the purposes of such provisions, including, without limitation, the obligations of the Executive under Section 4 below.  The Executive recognizes that, except as provided in Section 2, no compensation of any kind shall be due to him from the Company or any of its subsidiaries after termination of his employment.

4.           Covenants of Executive.

4.1.        Covenants Against Competition.  The Executive acknowledges that (i) the Company shall be engaged in the business of  providing information technology services,  including enterprise software architecture, software program management, software application development, training and maintenance for civilian and defense agencies of the federal government (the “Business”); (ii) his prior experience with CLR Group, his participation in consummating the Transaction, and his subsequent employment by the Company have given him unique knowledge of the Business, as well as possession of and access to trade secrets and Confidential Information (as defined in Section 4.2(a) below) of the Company; and (iii) the agreements and covenants contained in this Section 4 (collectively, the “Restrictive Covenants”) are (a) reasonable and no greater than necessary to protect the legitimate business interests of the Company in conducting the Business, as well as in protecting the Company’s trade secrets, Confidential Information and goodwill; (b) are not unduly harsh or oppressive in restricting Executive 's ability to earn a living; and (c) are not against public policy.

(a)          Prohibited Activities.  Accordingly, the Executive agrees that he will not, during the Restricted Period (as defined in Section 4.l(b)), directly or indirectly, for any reason, for his own account or on behalf of or together with any other Person other than the Company or an entity that is part of the Company Group:

(1)           run, own, manage, operate, control, be employed by in a managerial role, provide management consulting services to, broker business to, be an officer or director of, lend his name to, invest in or have any interest in or be connected in any manner with the management, ownership, operation or control of any business, venture or activity in competition with the Business conducted by the Company or an entity that is part of the Company Group during the Employment Term, or any other Business known by Executive planned to be conducted by the Company or an entity that is part of the Company Group;

(2)           solicit or encourage any person or entity who is at that time, or at any time within one (1) year prior to that time was, an employee of, or a consultant, contractor, or broker to the Company, to terminate their relationship with the Company; provided that the Executive will not be deemed to have violated this subsection 2 if a Company employee, consultant, contractor or broker responds directly to a general advertisement or solicitation  not specifically targeted at such persons, or consultants or contractors of the Company that provide less than 20 hours per week, on average, of service to the Company; or

(3)           solicit or do business in a manner that competes with the Business with any person or entity that at that time is, or at any time within one (1) year prior to that time was, a customer of the Company or an entity that is a part of the Company Group; provided, however, that the term “customer,” as it applies to the United States federal government and any state or local government, means only the project or program office in the applicable agency(ies)/ department(s) for which any of the products or services of the Company or an entity that is a part of the Company Group are sold or performed during the one (1) year period immediately preceding termination of Executive’s employment with the Company; provided, further that nothing in this Agreement may be construed to restrict the Executive from being employed by the United States federal government or any state government agency or office.

Nothing in this Section 4.1(a) shall prohibit the Executive from owning, directly or indirectly, solely as an investment, securities of any entity traded on any national securities exchange or over-the-counter market if the Executive is not a controlling person of, or a member of a group which controls, such entity and does not, directly or indirectly, own three percent or more of any class of securities of such entity.

(b)         Restricted Period.  The term “Restricted Period” means the period of the Employment Term together with the period beginning on the termination of the Executive’s employment and ending on the date one (1) year following such termination.

4.2.        Covenants Regarding Confidentiality.

(a)         Confidential Information.  The term “Confidential Information” means information that is used in connection with the business of the Company and/or the Company Group that (i) is proprietary to the Company Group, (ii) about or created by any member of the Company Group, (ii) in the discretion of the Company group gives any member of the Company Group some competitive business advantage or the opportunity of obtaining such advantage or the disclosure of which could be detrimental to the interests of such member of the Company Group, and (iii) is not generally known to personnel not associated with the Company Group.   Such Confidential Information includes, without limitation, the following types of information and other information of a similar nature (whether or not reduced to writing or designated as confidential):

(A)           Internal personnel and financial information of any member of the Company Group, vendor information (including vendor characteristics, services, prices, lists and agreements), purchasing and internal cost information, internal service and operational manuals, and the manner and methods of conducting the business of any member of the Company Group;

(B)           Marketing and development plans, price and cost data, price and fee amounts, pricing and billing policies, quoting procedures, marketing techniques, forecasts and forecast assumptions and volumes, and future plans and potential strategies of any member of the Company Group that have been or are being discussed;

(C)           The names of customers, and their representatives, contracts (including contents of and parties thereto), the customer’s services, and the type, quantity, specifications and content of products and services purchased, leased, licensed or received by customers of any member of the Company Group;

(D)           Proprietary information provided to any member of the Company Group by any actual or potential customer, government agency or other third party (including businesses, consultants and other persons or entities); and

(E)           Property of the Company as defined in Section 6 below.

Such Confidential Information does not include (i) information generally known in the industry, or (ii) information acquired by the Executive from any third party following the termination of his employment, or; provided, however, that in each case, such information was not known as a result of a breach of any confidentiality obligation to any member of the Company Group.

(b)         Property of the Company Group.  The Executive hereby acknowledges, understands and agrees that all Confidential Information is the exclusive and confidential property of the Company Group which shall at all times be regarded, treated and protected as such in accordance with this Section 4.2.

(c)         Prohibited Activities.  Executive acknowledges that his prior experience with CLR Group, his participation in consummating the Transaction, and his subsequent employment by the Company have given him possession of and access to trade secrets and Confidential Information of the Company, and accordingly, the Executive agrees that he shall not use or disclose Confidential Information to any person, either inside or outside of the Company Group, other than as necessary in carrying out his duties and responsibilities to the Company under this Agreement, without first obtaining the Company’s prior written consent.  Upon the expiration of the Employment Term, on the date of any termination, or if requested by the Company, the Executive shall promptly deliver to the Company (or its designee) all written materials, records and documents made by the Executive or which came into his possession prior to or during the Employment Term containing Confidential Information; provided however, that the Executive may retain an archival copy of any such Confidential Information with his legal counsel for the sole purpose of evidencing, if necessary, his compliance with his obligations under this Agreement or otherwise in connection with his employment by the Company.

(d)         Nothing in this Agreement shall prohibit the Executive from (i) disclosing information and documents when required by law, subpoena or court order, (ii) disclosing information and documents to the Executive’s attorney, financial or tax advisor for the sole purpose of securing legal, financial or tax advice, provided that such attorney, financial or tax advisor shall keep strictly confidential such information and documents, (iii) disclosing the Executive’s post-employment restrictions in this Agreement in confidence to any potential new employer, or (iv) using information and documents in the pursuit or defense of his rights or obligations involving the Company.

4.3.        Rights and Remedies upon Breach.  Immediately upon the breach by Executive of any of the covenants in this Section 4, the Company shall be entitled to the following rights and remedies, each of which shall be independent of the others and severally enforceable, and may be exercised in whole or in part, at the discretion of the Company, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity:

(a)          Specific Performance.  The right and remedy to seek to have the covenants in this Section 4 specifically enforced by any court indicated in Section 8.8, it being agreed by Executive that any breach or threatened breach of said covenants may cause irreparable injury to the Company and that money damages may not provide an adequate remedy to the Company and, thus, the Company may be entitled to injunctive relief to enforce same.

(b)         Accounting.  The right and remedy to require the Executive to account for and present to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by the Executive as the result of any transaction constituting a breach of the covenants in this Section 4.

(c)          Attorneys’ Fees and Costs.  In the event that either party seeks to enforce any part of this Agreement through legal proceedings, each party hereto shall bear its own attorneys’ fees and related costs.

4.4.        Severability of Covenants.  If any court determines that any of the covenants in this Section 4, or any part thereof, is invalid or unenforceable, the remainder of the covenants in this Section 4 and this Agreement shall not thereby be affected and shall be given full effect, without regard to the portions determined to be invalid or unenforceable.

4.5.        Reformation.  If any court determines that any covenants in this Section 4, or any part thereof, is invalid or unenforceable, the parties agree that such court, if it is so inclined, may modify the covenants in this Section 4 to the extent necessary to render it valid and enforceable.  In the event that such court is not so inclined, the parties shall, in writing, modify any such invalid or unenforceable covenant to the extent necessary to (i) render it valid and enforceable and (ii) protect the legitimate business interests of the Company in conducting the Business.

5.           Conflicts of Interest.

5.1.        Obligation to Avoid Conflicts of Interest.  In keeping with the Executive’s fiduciary duties to the Company, the Executive agrees that during the Employment Term, he shall not knowingly become involved in a conflict of interest with any member of the Company Group, nor shall Executive allow any such a conflict of interest to continue after his discovery thereof.

5.2.        Potential Conflicts of Interests.  The Executive and the Company agree that any direct or indirect interest in, connection with or benefit from any outside activities, particularly commercial activities, which in any way poses a material risk of adversely affecting any member of the Company Group involves a possible conflict of interest.  Circumstances in which a conflict of interest on the part of the Executive would or might arise, and which should be reported immediately to the Company, include, but are not limited to, the following:

(a)          Ownership of a material interest in any lender, supplier, contractor, subcontractor, customer or other entity with which any member of the Company Group does business.

(b)         Acting in any capacity, including director, officer, partner, consultant, employee, distributor, agent or the like, for any lender, supplier, contractor, subcontractor, customer or other entity with which any member of the Company Group does business.

(c)          Acceptance, directly or indirectly, of payments, services or loans from a lender, supplier, contractor, subcontractor, customer or other entity with which any member of the Company Group does business, including, without limitation, gifts, trips, entertainment or other favors of more than a nominal value, but excluding loans from publicly held insurance companies and commercial or savings banks at market rates of interest.

(d)         Use of information or facilities to which the Executive has access in a manner which will be detrimental to the interests of any member of the Company Group, such as use for the Executive’s own benefit of knowledge or information developed through the Company Group’s business activities.

(e)          Misuse of information of any kind obtained through the Executive’s connection with the Company Group.

(f)          Acquiring or trading in, directly or indirectly, other properties or interests connected with the design or marketing of products or services for or by any member of the Company Group.

5.3.        Resolution of Conflict.  The Company shall notify the Executive of any conflict of interest made known to it and the Executive shall cooperate with the Company’s Board of Directors and take such action that, in the reasonable good faith business judgment of the Company’s Board of Directors, will end the conflict of interest.  The Executive shall disclose to the Company, promptly after discovery, any conflict of interest with any member of the Company Group, or any facts or circumstances that pose a material risk of involving a conflict of interest with any member of the Company Group and the Executive shall cooperate with the Company’s Board of Directors and take such action that, in the reasonable good faith business judgment of the Company’s Board of Directors, will end the conflict of interest.

6.           Information, Ideas, Concepts, Improvements, Discoveries, Inventions and Original Works of Authorship.

6.1.        Property of the Company and Company Group.  All information, concepts, all works of authorship, improvements, discoveries and inventions, whether patentable or not, whether copyrightable or not, which are conceived, made, or developed by the Executive, or which are disclosed or made known to the Executive, individually or in conjunction with others, during the Executive’s employment by the Company and that relate to the business, products or services of any member of the Company Group (including, without limitation, all such information relating to inventions, ideas, software, methods, developments, concepts, processes, improvements, corporate opportunities, research, financial and sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition candidates, the identity of customers or their requirements, the identity of key contacts within the customers’ organizations or within the organization of acquisition candidates, marketing and merchandising techniques, and prospective names and service marks) are and shall be the sole and exclusive property of the Company.  Furthermore, all drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, maps and all other writings or materials of any type embodying any of such information, concepts, improvements, discoveries and inventions are and shall be the sole and exclusive property of the Company.

6.2.        Work for Hire.  To the extent copyrightable, all such information, concepts, all works of authorship, improvements, discoveries or inventions shall be deemed to be “works for hire” and the Company shall be deemed to be the author thereof under the U.S. Copyright Act.  With respect to all such information, concepts, all works of authorship, improvements, discoveries or inventions that do not constitute “works for hire,” the Executive does hereby assign to the Company or its designee all of his respective right, title and interest in and to such all such information, concepts, all works of authorship, improvements, discoveries or inventions and all related copyrights and copyright applications pursuant to the provisions of Section 6.3. The Executive does hereby waive all claims to moral rights to all such information, concepts, all works of authorship, improvements, discoveries or inventions.

6.3.        Assignment of Rights.  In particular, the Executive hereby specifically sells, assigns, transfers and conveys to the Company all of his worldwide right, title and interest in and to all such information, concepts, all works of authorship, improvements, discoveries or inventions, and any, copyrights and copyright applications, United States or foreign applications for patents, inventor’s certificates or other industrial rights which may be filed in respect thereof, including divisions, continuations, continuations-in-part, reissues and/or extension thereof, and applications for registration of such names and service marks.  The Executive shall assist the Company and its nominee at all times, during the Employment Term, and thereafter subject to reasonable compensation, at the Company’s sole expense, in the protection of such information, concepts, all works of authorship, improvements, discoveries or inventions, both in the United States and all foreign countries, which assistance shall include, but shall not be limited to, the execution of all lawful oaths and all assignment documents requested by the Company or its nominee in connection with the preparation, prosecution, issuance or enforcement of any applications for copyrights, United States or foreign letters patent, including divisions, continuations, continuations-in-part, reissues and/or extension thereof, and any application for the registration of such names and service marks.

7.           Conflicting Agreements.  The Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which he is a party or is bound, and that he is not now subject to any covenants against competition or similar covenants which would affect the performance of his obligations hereunder.  The Executive further represents and warrants that he will not disclose to or use on behalf of the Company any proprietary information of a third party without such party’s consent.

8.           Miscellaneous Provisions.

8.1.        Withholding.  All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

8.2.        Assignment.  Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that, except in the event of a Change in Control Termination, the Company may assign its rights and obligations under this Agreement without the consent of the Executive in the event that the Company shall hereafter effect a reorganization, consolidate with, or merge into any other person or entity or transfer all or substantially all of its properties or assets to any other person or entity, so long as the Company remains liable for its obligations hereunder and the successor entity or assignee assumes all obligations of the Company arising under this Agreement.  This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

8.3.        Enforceability.  If any portion or provision of this Agreement shall to any extent be declared illegal, invalid or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal, invalid or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

8.4.        Waiver.  No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

8.5.        Notices.  Any notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be deemed to be effectively given (i) upon confirmation of facsimile, (ii) one business day after being sent by overnight delivery and (iii) three business days after being mailed by United States registered or certified mail, return receipt requested and postage prepaid at the following addresses:

to the Company:

Lattice Government Services, Inc.
2411 Dulles Corner Park, Suite 220
Herndon, Virginia 20171
Facsimile: (703) 525-2840
Attn:           Chairman, Board of Directors

with a copy to:

Becker Meisel, LLC
Woodland Falls Corporate Center
220 Lake Drive East, Suite 102
Cherry Hill, NJ 08002
Facsimile:  (856) 779-8716
Attn:           Timothy J. Szuhaj, Esq.

to the Executive:

Ralph Alexander
8778 Howeth Road
Wittman, Maryland 21676

And a copy to:

Holland & Knight LLP
1600 Tysons Boulevard, Suite 700
McLean, Virginia 220102
Attn:  Adam J. August, Esq.

Any party may change the address to which notices, requests, demands or other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

8.6.        Entire Agreement.  This Agreement constitutes the entire agreement between the parties with regard to the subject matter hereof and supersedes any prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive’s employment, provided, however, that , for purposes of this Agreement, the Executive shall only be governed by any Company plan or policy as set forth in writing, and as delivered to the Executive, which may be in effect from time to time to the extent that such Company plan or policy is not inconsistent with the terms of this Agreement.

8.7.        Amendment.  This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

8.8.        Governing Law.  This Agreement, and any issue, claim or proceeding arising out of or relating to this Agreement or the conduct of the parties hereto, shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia without regard to conflicts or choice of law principles which would cause the application of the domestic substantive laws of any jurisdiction other than Virginia.  The parties hereto agree that all actions or proceedings arising in connection with this Agreement shall be tried and litigated exclusively in the state court in Fairfax County, Virginia or, if applicable, the United States District Court, Eastern District of Virginia (Alexandria Division).  The aforementioned choice of forum is intended by the parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the parties with respect to or arising out of this Agreement in any jurisdiction other than that specified in this Section 8.8.

8.9.        Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.10.      Headings.  The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized officer, and by the Executive, all as of the date first above written.

LATTICE GOVERNMENT SERVICES, INC.

By:   /s/ Joseph Noto
 Name: Joseph Noto
 Title:   Director

EXECUTIVE

/s/ Ralph Alexander
Ralph Alexander